Exhibit 99.1

Apollo Global Acquires Career Partner GmbH

Leading German Education Provider Further Expands Apollo Education Group Network

PHOENIX, December 11, 2015 - Apollo Education Group, Inc. (NASDAQ: APOL) announced its wholly-owned subsidiary Apollo Global, Inc. acquired Career Partner GmbH (CPG), a leading full service provider of human resource development and private higher education in Germany, on December 10, 2015. Apollo Global, through a wholly-owned subsidiary, has acquired all of the outstanding shares in the company for approximately € 96 million (approximately $105 million as of the transaction date), plus a contingent cash payment of up to €11 million (approximately $12 million as of the transaction date) calculated principally based on Career Partner’s operating results for calendar year 2016.

“We are pleased to welcome CPG as part of Apollo’s global learning network,” said Greg Cappelli, Apollo Education Group Chief Executive Officer. “This expansion into Germany with such a trusted partner further advances our mission to serve adult learners and match student and employer needs worldwide.”

“CPG is a premium and highly respected higher education platform in Germany, including some of the most respected brands in management, hospitality and tourism,” said Curtis Uehlein, Apollo Global President. “The addition of CPG to Apollo Global provides significant opportunities to share best practices as well as build upon a highly respected brand in German education.”

“We are pleased to join a strong network of world-class institutions of higher education,” said Sven Schuett, CPG Chief Executive Officer. “This partnership will generate tremendous value as we enrich our offerings and leverage a global network.”

The acquisition is expected to be value accretive to Apollo Education Group and its shareholders.

About Apollo Education Group, Inc.

Apollo Education Group, Inc. is one of the world’s largest private education providers, serving students since 1973. Through its subsidiaries, Apollo Education Group offers undergraduate, graduate, professional development and other nondegree educational programs and services, online and on-campus principally to working learners. Its educational programs and services are offered throughout the United States and in Europe, Australia, Latin America, Africa and Asia, as well as online throughout the world. For more information about Apollo Education Group, Inc. and its subsidiaries, call (800) 990-APOL or visit the Company’s website at www.apollo.edu.

About Apollo Global, Inc.

Apollo Global was formed in 2007 to make investments primarily in the international education services sector. Apollo Global provides business and technology management, consulting and training and operational services in the fields of higher education and education administration to its network of schools. Apollo Global is a wholly-owned subsidiary of Apollo Education Group. Its education network includes BPP University in the United Kingdom, Milpark Education in South Africa, Open Colleges Australia, Universidad Latinoamericana in Mexico, Universidad de Artes, Ciencias y Comunicación in Chile and Bridge School of Management in India, developed through a joint venture with HT Media Limited, an Indian media company.

About CPG

Career Partner Group (CPG) is Germany’s leading provider of private education and personnel development. CPG offers academic state-approved study programs, certified trainings, and innovative continuous education programs for experts and managers of all industries. CPG is one of the largest e-learning providers in Germany offering a multitude of courses, distance learning modules, company-specific solutions, and services in the field of digital learning. For further information on CPG, please visit www.careerpartner.eu/en.

Forward-Looking Statements Safe Harbor

Statements about Apollo Education Group and its business in this release which are not statements of historical fact, including statements regarding Apollo Education Group’s future strategy and plans and commentary regarding future results of operations and prospects, are forward-looking statements and are subject to the Safe Harbor provisions created by the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current information and expectations and involve a number of risks and uncertainties. Actual plans implemented and actual results achieved may differ materially from those set forth in or implied by such statements due to various factors, including without limitation, unexpected expenses or other challenges in integrating the CPG business into Apollo Global, consumer or regulatory impact arising from consummation of the CPG acquisition, and unexpected changes or developments in the CPG business. For a discussion of the various factors that may cause actual plans implemented and actual results achieved to differ materially from those set forth in the forward-looking statements, please refer to the risk factors and other disclosures contained in Apollo Education Group’s Form 10-K for fiscal year 2015and subsequent quarterly reports on Form 10-Q, and other filings with the Securities and Exchange Commission which are available at www.apollo.edu.

Investor Relations Contact:

Beth Coronelli, (312) 660-2059

beth.coronelli@apollo.edu

Media Contact:

Ryan Rauzon (916) 599-2911

ryan.rauzon@apollo.edu